Exhibit 99
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Financial results for 2012 continue to be strong with growth in earnings and earnings per share, reduced levels of non-performing assets, a stronger capital position, and an increase in book value per share. Net income for the first nine months of 2012 was $10,516,000 compared to $8,102,000 for the first nine months of 2011. Diluted earnings per share increased to $1.22 per share compared to $.90 per share for the first nine months of 2011. The growth in net income has been the result of increases in loan and investment balances, growth in mortgage banking revenue, reduced credit costs, and expense control. I am pleased with the growth in loans despite continued sluggish economic conditions. Loan balances increased from $860 million on December 31, 2011 to $899 million on September 30, 2012 with growth in commercial and agricultural real estate loans. Record low interest rates have led to greater refinance activity and an increase in mortgage fee income. In addition, we have not incurred any impairment charges in 2012 on our trust preferred securities as the level of community bank defaults has slowed. Finally, we have kept our operating expenses for 2012 at virtually the same level as 2011 despite increased regulatory compliance costs.

The largest component of credit costs is the provision for loan losses which was $1.8 million for the first nine months of 2012 compared to $2.6 million for the same period last year. Our non-performing loans and other real estate owned declined to $8.9 million at September 30, 2012 compared to $12.0 million at December 31, 2011 and $14.7 million on September 30, 2011. Net loan charge-offs amounted to $1.2 million during the first nine months of 2012 which is down from $2.5 million of loans charged off in the first nine months of 2011. The improvement in these two metrics allowed us to reduce the provision. We continue to have a strong coverage ratio of the allowance for loan losses to the level of non-accrual loans of 163%.

The net result of these financial improvements was an increase in the book value of First Mid common stock to $17.53 per share on September 30, 2012 from $16.18 on December 31, 2011 and $16.16 on September 30, 2011.

In the last quarterly report, I commented on capital and capital planning. I mentioned that all of our capital ratios have increased over the past few years and are well in excess of current regulatory requirements. In June 2012, our regulators issued a notice of proposed rulemaking for an initiative called Basel III that revises minimum capital levels for banks to be phased-in over the next several years. We have reviewed the proposal, developed internal capital projections, and believe that we will continue to exceed the capital ratios specified in the regulation. We will monitor the proposal to see what changes are made as the rules are finalized in the next few months and will adjust our plans as required.

A more detailed analysis of our financial results will be included in the third quarter 2012 Form 10-Q which will be filed with the Securities and Exchange Commission and be available for viewing at www.firstmid.com on or about November 9, 2012.

In previous communications I have mentioned our progress on Excellence 2015. This project has as its core objective broad-based initiatives that will benefit all of our stakeholders before April 2015, the 150th anniversary of First Mid-Illinois Bank & Trust, N.A. During the third quarter, we completed customer and employee satisfaction surveys. We were pleased with the response level of the surveys and that overall feedback was positive. We are developing action plans to address areas where we can serve our customers better and provide our employees with an even more fulfilling work environment. Another objective includes expanding our service offerings. We added an experienced cash management professional in our Highland region and another professional to our insurance team to focus on our customers’ commercial property and casualty insurance needs.

On a less positive note, you should be aware that Illinois Governor Quinn signed SB 3616 (Enterprise Zone Reform & Extension Bill) on August 7, 2012. Among other things, this bill repealed the deduction for dividends paid by corporations doing business in an Enterprise Zone. Thus, dividends paid by First Mid-Illinois Bancshares, Inc. after August 7, 2012 will no longer be deductible for Illinois tax purposes. For additional information, you should consult with your tax professional.

Economic conditions and the interest rate environment remain difficult for banks. The Federal Reserve’s latest round of quantitative easing (QE3) and projections for interest rates to remain low for a sustained period will provide a difficult environment for the net interest margin of all banks for the next few years. Despite these conditions, we have increased our profitability by growing loans and deposits, diversifying our revenue with growth in trust and wealth management, brokerage, and insurance services, and continuing to watch our expenses closely.

Another challenge impacting the agricultural community was the heat and drought conditions that persisted this summer in central Illinois. Initial results show crop yields in 2012 are below historical averages. However, it does not appear this will result in significant problems for First Mid because of the high level of operational expertise of our farm customers, the quality of their balance sheets, and the fact that the vast majority of these customers maintained crop insurance.

Thank you for your continued support of First Mid-Illinois Bancshares, Inc.

Very Truly Yours,

/s/ William S. Rowland

William S. Rowland
Chairman and Chief Executive Officer

October 25, 2012

First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited)
(in thousands, except share data)	Sep 30	Dec 31
	2012	2011

Assets
Cash and due from banks	$36,972,000	$43,356,000
Federal funds sold and other interest-bearing deposits	8,756,000	29,746,000
Certificates of deposit investments	8,504,000	13,231,000
Investment securities:
Available-for-sale, at fair value	525,752,000	478,916,000
Held-to-maturity, at amortized cost (estimated FV of $0 at
Sep 30, 2012 and $51 at Dec 31, 2011, respectively)	0	51000
Loans	899,367,000	860,074,000
Less allowance for loan losses	(11,645,000)	(11,120,000)
Net loans	887,722,000	848,954,000
Premises and equipment, net	29,982,000	30,717,000
Goodwill, net	25,753,000	25,753,000
Intangible assets, net	3,331,000	3,934,000
Other assets	21,934,000	26,298,000
Total assets	$1,548,706,000	$1,500,956,000

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$217,253,000	$198,962,000
Interest bearing	1,023,415,000	971,772,000
Total deposits	1,240,668,000	1,170,734,000
Repurchase agreements with customers	111,870,000	132,380,000
Other borrowings	9,750,000	28,000,000
Junior subordinated debentures	20,620,000	20,620,000
Other liabilities	8,110,000	8,255,000
Total liabilities	1,391,018,000	1,359,989,000
Stockholders’ Equity:
Preferred stock (no par value, authorized 1,000,000 shares;
issued 10,427 shares in 2012 and 8,777 shares in 2011)	52,035,000	43,785,000
Common stock ($4 par value; authorized 18,000,000 shares;
issued 7,641,802 shares in 2012 and 7,553,094 shares in 2011)	30,567,000	30,212,000
Additional paid-in capital	30,896,000	29,368,000
Retained earnings	77,843,000	71,739,000
Deferred compensation	2,835,000	2,904,000
Accumulated other comprehensive income (loss)	5,392,000	3,148,000
Treasury stock at cost, 1,616,283 shares in 2012 and
and 1,546,529 in 2011	(41,880,000)	(40,189,000)
Total stockholders’ equity	157,688,000	140,967,000
Total liabilities and stockholders’ equity	$1,548,706,000	$1,500,956,000

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands) (unaudited)
For the period ended September 30,	2012	2011

Interest income:
Interest and fees on loans	$32,863	$33,947
Interest on investment securities	8,893	8,063
Interest on certificates of deposit	46	60
Interest on federal funds sold & other deposits	62	249
Total interest income	41,864	42,319
Interest expense:
Interest on deposits	3,845	5,260
Interest on repurchase agreements with customers	100	122
Interest on other borrowings	570	579
Interest on subordinated debt	428	632
Total interest expense	4,943	6,593
Net interest income	36,921	35,726
Provision for loan losses	1,751	2,584
Net interest income after provision for loan losses	35,170	33,142
Non-interest income:
Trust revenues	2,371	2,181
Brokerage commissions	494	485
Insurance commissions	1,476	1,503
Services charges	3,537	3,583
Securities gains (losses), net	933	412
Impairment losses on securities	127	(584)
Mortgage banking revenues	1,038	428
ATM / debit card revenue	2,543	2,603
Other	1,081	1,153
Total non-interest income	13,600	11,764
Non-interest expense:
Salaries and employee benefits	17,437	16,483
Net occupancy and equipment expense	6,042	6,008
FDIC insurance	665	937
Amortization of intangible assets	603	858
Legal and professional expense	1,665	1,666
Other	5,549	6,215
Total non-interest expense	31,961	32,167
Income before income taxes	16,809	12,739
Income taxes	6,293	4,637
Net income	$10,516	$8,102

Per Share Information (unaudited)
For the period ended September 30,	2012	2011
Basic earnings per common share	$1.22	$0.90
Diluted earnings per common share	$1.22	$0.90
Book value per share at Sep 30	$17.53	$16.16
OTCBB market price of stock at Sep 30	$25.50	$18.70

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands) (unaudited)
For the period ended September 30,	2012	2011

Balance at beginning of period	$140,967	$112,265
Net income	10,516	8,102
Dividends on preferred stock and common stock	(4,412)	(3,789)
Issuance of preferred and common stock	9,942	20,300
Purchase of treasury stock	(1,637)	(2,015)
Deferred compensation and other adjustments	68	20
Changes in accumulated other comprehensive income	2,244	6,109
Balance at end of period	$157,688	$140,992

CONSOLIDATED CAPITAL RATIOS

Primary Capital Measurements (unaudited):	2012	2011
For the period ended September 30,

Leverage ratio	9.83%	8.95%
Tier 1 capital to risk-weighted assets	14.73%	13.82%
Total capital to risk-weighted assets	15.88%	14.91%